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                                                                     EXHIBIT 21


                    SUBSIDIARIES OF CS WIRELESS SYSTEMS, INC.

MetroCable, Inc.
ACS California, Inc.
USA AirLink, Inc.
Metropolitan Satellite Corp.
USA Spectrum Holdings, Inc.
USA Wireless Cable, Inc.
Valley Wireless Cable, Inc.
CS Wireless - Battle Creek, Inc.
Television Interactive del Norte, S.A. de C.V. (39%)
Television Inalambrica, S.A. de C.V. (49%)
Wireless Programming Cooperative, LLC (minority interest)
TelQuest Satellite Services LLC (minority interest)